GENTOR RESOURCES, Inc.

571 CEDAR HILLS ROAD

WHITEHALL, MT 59759

GENTOR ACQUIRES TUNGSTEN/MOLYBDENUM PROJECT

Whitehall, Montana – July 23, 2007 – GENTOR RESOURCES INC. (the “Company”) announces that it has formed a wholly-owned Idaho subsidiary (“Gentor Idaho”) that has acquired (i) an Option Agreement (as further described hereafter) relating to a tungsten/molybdenum project involving a former tungsten producing mine (the “IMA Mine”); (ii) certain lode and placer claims; and (iii) certain other properties in Lemhi County, East Central Idaho.

Effective as of March 1, 2007, a lease/option to purchase agreement (the “Option Agreement”) relating to the IMA Mine was entered into by Bardswich, Idaho LLC (“Bardswich, LLC”) and IMA-1 LLC (“IMA-1”).  Bardswich LLC is owned and controlled by L.J. Bardswich, the President and CEO of the Company.   Effective as of  July 23, 2007, Bardswich, LLC assigned the Option Agreement to Gentor Idaho, in exchange for which Bardswich, LLC is to receive assignment consideration in the amount of $40,000 in cash and 500,000 shares of the Company’s common stock.

The Option Agreement includes 22 patented mining claims, covering approximately 376 acres, on both sides of Patterson Canyon, and four parcels of land totaling approximately 216 acres in the adjacent Pahsimeroi Valley (collectively, the “Optioned Properties”).  The Option Agreement provides for escalating annual advance minimum royalty payments to IMA-1 of up to an annual maximum of $200,000 until the total purchase price of $5,000,000 has been paid in exchange for which Gentor Idaho will own a 100% interest in the Optioned Properties, subject to the obligation upon Gentor Idaho to pay royalties ranging from 3% to 5% in the event of mineral production from the Optioned Properties. The Option Agreement further provides that all advance royalty payments are credited against any production royalty payable under the Option Agreement.  On execution of the Option Agreement an initial payment of $40,000 was paid by Bardswich, LLC to IMA-1.

The IMA Mine was an underground operation which closed in 1957.  Prior to its closure, the IMA Mine was the fifth largest US producer of tungsten, having mined over 500,000 tons of ore between 1937 and 1952 (Engineering & Mining Journal Vol. 154.No.7).  The lowest level of the IMA Mine, collared just above the canyon floor, intersected the top of a molybdenum-bearing intrusive.  During 1960, American Metals Climax, Inc. (“Amax”) drilled two holes into the intrusive from underground.  Hole #1 intersected 133 feet of 0.075% MoS2, entered a barren section, then intersected 456 feet of 0.129% MoS2.  Hole #2 intersected 230 feet of 0.193% MoS2 in the first mineralized section, but drilling ceased before intersecting a second mineralized section.

Inspiration Development Corporation (“Inspiration”), a subsidiary of Anglo-American Corporation, entered into agreements relating to the Optioned Properties in 1978 and spent an estimated $2 million on the Optioned Properties over the next 3 years, concentrating on the tungsten potential.  Work by Inspiration included drilling 16,700 feet from underground and surface, rehabilitation of the “D” level, (located 670 feet above the canyon floor) and the completion of “basic underground development for extraction” of the tungsten ore.  Inspiration Hole #ID 16, drilled into the intrusive from  adjacent ground approximately 1,000 feet from the Amax Hole #1, intersected 355 feet of 0.150% MoS2 and 0.09% WO3.  Initially, it is the intention of Gentor Idaho to concentrate on exploration and delineation of the molybdenum-bearing intrusive.

In addition to the Option Agreement, Gentor Idaho has (i) acquired, through a staking program, 78 lode claims and 5 placer claims on federal lands (“the Staked Claims”) adjacent to the Optioned Properties; and (ii) as a result of a purchase from an independent third party, acquired a 75 acre parcel of land (the “75 Acre Parcel”) adjacent to the Optioned Properties. The 75 Acre Parcel includes 72 acre-inches of water rights.

Road access to the Optioned Properties and the 75 Acre Parcel is excellent, while access to a portion of the Staked Claims is difficult.  The paved Pahsimeroi Road transects the valley lands portions of certain of the properties and the Patterson Canyon Road connects from the pavement to the adits over a length of approximately one mile.  24 miles north of the Optioned Properties, Pahsimeroi Road intersects US Hwy 93 at Ellis, which is 18 miles NE of Challis and 38 miles SE of Salmon, a regional centre.  Other mines in the vicinity of the IMA Mine include the Thompson Creek Mining Company molybdenum operations located approximately 30 road miles SE of Challis.

Exploration and evaluation of the Company’s Delmoe Lake Project, near Whitehall, Montana, continues.  A geochemical soil sampling program is being conducted by Contract Geological Services of Sheridan, Montana.

The Company continues to seek prospective mineral properties in the United States and internationally for examination and assessment of potential for possible acquisition.

For further information contact L.J. Bardswich, President and CEO, at (406) 287-3046.

Cautionary Notes

The exploration results for the Optioned Properties reported in this news release are based on historic reported data from sources believed by the Company to be reliable.  This information is referred to only to indicate the results of past exploration on the Optioned Properties and is relevant to the extent it indicates the presence of mineralization.  There is no certainty that exploration of the Optioned Properties by the Company will achieve results which are consistent with the historical exploration results.

This news release contains certain statements that may be deemed “forward-looking statements”.  All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling,  exploitation activities and events or developments that the Company expects to occur, are forward looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans” “anticipates”, “believes”, “understands”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur.  Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.  Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.